PREPARATION PLANT AND FINES PONDS LEASE
                                 WELLINGTON UTAH

         THIS PREPARATION PLANT AND FINES PONDS LEASE AGREEMENT ("Lease") is made and entered into as of the 21 day of February, 1997, by and between EARTHCO, a Nevada corporation/ and Covol Technologies, Inc., a Delaware corporation, ("Covol").

                                    RECITALS

         A. EARTHCO owns the real property located in Carbon County, Utah, as further identified on Exhibit A (the "Property").

         B. Covol desires to lease the Property from EARTHCO and to conduct coal fines extraction, screening, washing, handling and other recovery, processing, and preparation operations (collectively "Preparation Operations") on the Property

         C. EARTHCO wishes to grant to Covol the exclusive right (1) to occupy the Property, and (2) to conduct Preparation Operations on the Property, all in accordance with the terms hereof.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the recitals set forth above and the mutual benefits and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EARTHCO and Covol covenant and agree as follows:

         1. Grant of Lease. EARTHCO hereby leases the Property, together with all coal fines and refuse located on, in or under the Property, to Covol for the purpose of conducting coal fines and refuse removal, extraction, mixing, processing, storage, handling, screening, washing, and other coal fines and refuse Preparation Operations on the Property, and EARTHCO hereby grants to Covol for the term hereof the exclusive right to occupy the Property, remove or extract coal fines and refuse, and to conduct Preparation Operations from and on the Property, subject to and in accordance with the terms hereof.

         2. Property. The leased property shall consist of two (2) parcels. Parcel A shall be referred to as the Preparation Plant Site ("PPS") and shall contain approximately thirty (30) acres (more or less) and shall be located adjacent to the fines ponds. Parcel ]L is more fully defined by the drawing and legal description attached hereto and made a part hereof as Exhibit A.

*Confidential material has been omitted from the Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

                Parcel B shall be referred to as the Fines Pond Site ("FPs't) and shall contain approximately three hundred fifty-seven (357) acres (more or less) and shall include the property upon which is located the "upper fines pond" and the "lower fines pond" and the property immediately surrounding these ponds. Parcel B is more fully defined by the drawing and legal description attached hereto and made a part hereof as Exhibit A.

         3. Lease Payments.

                 a. Base Lease Payments. Covol agrees to pay EARTHCO *. The Base Lease Payments shall be paid by Covol as follows:

                      i. * paid  on February 12,1997,  and  receipt  thereof  is hereby  acknowledged by EARTHCO;

                     ii. * paid concurrent with the execution of this Lease which shall be on or before February 21, 1997; and

                    iii. * shall be paid on August 21, 1997, and the same amount shall be paid on the 21st day of every third month thereafter until a total of twelve (12) payments of * have been made, (i.e., twelve (12) quarterly payments of * each for a total of
                 *.

                b. Adjustment for Excess Fines Recovery. Covol agrees to pay EARTHCO * for each net saleable ton of coal fines from the fines ponds in excess of two (2) million tons, up to two and one half (2.5) million tons. Any tonnage in excess of two and one half (2.5) million net saleable tons shall be at no additional price to Covol. Payments due under this provision, if any, shall be paid by Covol on the last day of the month immediately following the calendar qlarter in which the coal fines are removed from the Property. The requirement to make payments pursuant to this paragraph shall remain in full force and effect, even if Covol extends the Lease term or exercises its option to purchase Parcel B.

                                       2

* Confidential material has been omitted from this Exhibit and filed separately with the Commission.

         4. Term of Lease and Options to Extend. The term of the Lease on Parcel A shall be fifteen (15) years from the date hereof, expiring on February 21, 2012. All Lease Payments for the fifteen tl5) year lease term are included in the total Base Lease Payments paragraph defined herein (Section 3. a.). Covol may extend the term of the Lease on Parcel A by two (2) five (5) year periods by notifying EARTHCO, in writing at least six (6) months prior to the expiration of the existing term, of its intention to extend and tendering payment of Five Thousand Dollars ($5,000.00) as prepayment for the next five (5) year term.

                The term of the Lease on Parcel B shall be five (5) years from the date hereof, expiring on Fe} wary 21, 2002. All Lease Payments for the five
(5) year base term are included in the Base Lease Payments and the Adjustment for Excess Fines Recovery paragraphs defined herein (Section 3 a. and b.). Covol may extend the term of the Lease on Parcel B by one (1) five (5) year term period by:

                a. Notifying EARTHCO, in writing prior to August 21, 2001, of its intention to extend the term of the Lease;

                b. Tendering payment to EARTHCO in the amount of Ten Thousand Dollars ($10,000.00) which shall constitute full prepayment for the next five
(5) years; and

                c. Assuming the portion of reclamation permit (ACT/007/012) which pertains to Parcel B and the posting of a bond which is acceptable in form, substance and amount to DOGM relative to Parcel B and assuming the reclamation responsibilities for Parcel B.

          5. Option to Purchase. Covol shall have the option to purchase Parcel A and/or Parcel B at any time during the Base Lease term of either parcel by:

                a. Giving EARTHCO thirty (30) days written notice of its intent to purchase at any time after all of the payments pursuant to Section 3. a. herein have been fully paid; and

                b. Assuming the portion of the reclamation permit (ACT/007/012) which pertains to the parcel being purchased, assuming the reclamation responsibility for the parcel(s) being purchased and the posting of a bond which is acceptable in form, substance and amount to DOGM relative to the purchased parcel, at or prior to the closing of the purchase. Said assumption and activities shall be the total consideration for the purchase.

          6. Access Easements. EARTHCO further leases and grants to Covol for the term hereof non-exclusive easements upon

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

EARTHCO's surrounding lands for ingress, egress, water andother utility access to the Property. Covol shall have the right to improve, pave, and maintain any roads used by Covo1.

          7. Water Rights. EARTHCO shall provide Covol with water rights of ____ acre feet to be used by Covol in its processing operations. If Covol exercises its right to purchase Parcel A as described in Section 5 herein, EARTHCO shall deed ___________ acre feet of water rights to Covol without additional consideration.

          8. Warranty of Title. EARTHCO hereby, warrants and agrees to defend title to the Property and further covenants that EARTHCO has the lawful right, power and authority to lease and utilize the Property in the manner herein provided. Covol, at its option, may discharge any tax, mortgage or other lien upon the Property and, in the event Covol does so, it shall be subrogated to such lien with the right to enforce the same and apply Lease Payments accruing to EARTHCO hereunder toward satisfying the same.

          9. Liens and Encumbrances. Covol shall keep the Property free from all mechanics' liens and other encumbrances arising from Covol's possession and operations provided that Covol shall have the right voluntarily to mortgage, pledge or otherwise encumber its equipment, improvements and leasehold estate hereunder and provided further that Covol shall not be required prematurely to discharge any lien which it disputes in good faith.

          10. Commingling Measurement and Records.. Covol shall have the right to transport, store, mix, process and sell on the Property coal fines produced or removed from other lands, and to commingle such materials with materials produced or removed from the Property; provided, however, that Covol shall measure and record the amounts of materials produced from the Property and the amounts which are produced from other lands. No Lease Payment shall be payable hereunder on materials produced from lands other than the Property. Covol shall keep accurate records of the coal fines processed from the Property and make such records available for inspection and copying by EARTHCO upon request during normal business hours.

          11. Covol's Equipment. Fixtures and Improvements. Covol shall have the right, in Covol's discretion and at its sole risk, to place, use, maintain and remove such equipment, fixtures and improvements upon the Property as Covol may reasonably require to conduct its operations on the Property from time to time. All such equipment, fixtures and improvements shall be and remain the exclusive property and responsibility of Covol, and shall be removed by Covol upon the termination of this Lease.

          12. Permits. Laws and Regulations. Covol shall obtain all necessary permits required for the conduct of its operations hereunder, and Covol shall conduct all operations on or relating to the Property in full compliance with all applicable federal, state and local laws, regulations, permits and ordinances.

                 Notwithstanding the preceding paragraph, EARTHCO will allow Covol to operate its Preparation Operations on Parcel A under the existing mining permit until September 1, 1998. EARTHCO and Covol shall cooperate to apply for any mining permit modifications necessary for Covol's operations. Covol will be responsible for the payment of any incremental increase in bond costs, if any, caused by Covol's operations on Parcel A.

                 Covol further agrees to apply to DOGM to have the portion of the mining permit relative to Parcel A and Covol's operations on Parcel A transferred to Covol on or before September 1, 1998. Covol shall also be responsible to post its bond with DOGM relating to Parcel A on or before September 1, 1998, thereby releasing the bond of EARTHCO relative to Parcel A.

                 Notwithstanding the first paragraph of Section 12 above, EARTHCO will allow Covol to operate its fines recovery and removal operations on Parcel B under the existing permit until February 21, 2002. EARTHCO and Covol shall cooperate to apply for any permit modifications necessary for Covol's operations on Parcel B. Covol will be responsible for the payment of any incremental increase in bond costs, if any, caused by Covol's operations on Parcel B.

                 Covol further agrees to apply to DOGM to have the portion of the permit relative to Parcel B transferred to Covol and Covol agrees to post its bond relative to Parcel B (releasing and replacing EARTHCO's bond on Parcel
B) upon the occurrence of any of the following events:

              i. Covol notifies EARTHCO of its intent to purchase Parcel B. or

             ii. Covol has not removed all of the economically recoverable coal fines from Parcel B by February 21, 2002, or

            iii. Covol notifies EARTHCO of its intent to extend the Lease on Parcel B.

         13. Reclamation. Upon the termination of this Lease, Covol shall reclaim those areas of Parcel A disturbed, from and after the date hereof, by Covol's operations only to the extent required by the mining permit then in force. EARTHCO shall be responsible for any required reclamation arising from use of, or operations on, the Property before the date of this Lease. EARTHCO expressly acknowledges and agrees that the use of the Property consistent with the terms hereof shall not constitute waste or other degradation of the Property, even though such may change the appearance, terrain or condition of the Property. Covol may expand its reclamation responsibilities to include Parcel B pursuant to Section 12 above.

          14. Environmental Issues. Covol shall not conduct activities upon the Property or bring materials or substances onto the Property which require remediation or removal according to the federal Environmental Protection Agency or the State of Utah Department of Environmental Protection rules, regulations or statutes (the "Environmental Laws"). If Covol shall violate any of the Environmental Laws during its occupancy and use of the Property, then Covol shall be solely liable for the costs of correcting and abating such violations and shall indemnify EARTHCO and hold EARTHCO harmless against any and all claims arising therefrom.

          15. Indemnitv and Insurance. Covol agrees to indemnify EARTHCO and hold it harmless against any and all claims of any nature arising from or related to Covol's activities, from and after the date hereof, on the Property, other than claims arising out of EARTHCO's reclamation responsibilities or other EARTHCO activities. EARTHCO agrees to indemnify Covol and hold it harmless against any and all claims arising from or related to pre-existing conditions, including environmental and reclamation liabilities and ongoing EARTHCO activities. Covol shall maintain comprehensive general liability insurance covering il:s operations hereunder, and EARTHCO shall be named as an additional insured under such policy.

          16. Taxes. From and after the date hereof, Covol shall pay when due real property taxes for the Property and all taxes on Covol's equipment and improvements on the Property.

          17. Default. In the event of any material default by either party, in addition to any other remedy available to the non-defaulting party, if such default is not cured within thirty (30) days following written notice ore such default, the non-defaulting party may terminate the Lease; provided that in the event of a default which cannon reasonably be cured within thirty (30) days, the defaulting party shall have a reasonable time to cure, provided that immediate actions to cure such default are initiated within said thirty (30) days and diligently prosecuted to completion.

                 In the event of a default by Covol in tendering a payment in the amount or upon the due date according to Sections 3. a. and b. herein, in addition to any other available legal remedies, EARTHCO, at its option, shall have the right to select one of the following remedies after giving Covol fifteen (IS) days written notice specifying the default and describing EARTHCO's intention to exercise its rights under this Section:

                 a. EARTHCO shall charge a late fee equal to five percent (5%) of the defaulted payment.

                 b. EARTHCO may terminate this Lease and commence an action for damages. Covol shall immediately vacate and relinquish possession and occupancy of the Property.

                 Any waiver of a default in payment by Covol must be in writing.

          18. Assignment. Each party reserves the right to assign its rights and obligations under this Lease to an unaffiliated entity upon the consent of the non-assigning party, which consent shall not be unreasonably withheld. In the event that a party desires to assign its rights and obligations to an entity affiliated with that party, it may do so without the consent of the non-assigning party. EARTHCO shall have the right to assign the proceeds of this Lease to third parties as collateral for any financing that EARTHCO may arrange for its own corporate purposes. Covol will consent in writing to such assignment.

          19. Notices. Any notices or other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by prepaid telecopy or sent by postage paid registered, certified, or express mail, or by overnight courier service and shall be deemed given when so delivered by hand or telecopy, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) as follows:

  To Covol:     Brent M. Cook, President
                Covol Technologies, Inc.
                3280 North Frontage Road
                Lehi, Utah 84043
                Phone: 801/768-4481
                Fax: 801/768-4483

  To EARTHCO:   James W. Scott, President
                EARTHCO
                4118 North Meridian Street
                Indianapolis, Indiana 46208
                Phone: 317/283-4631
                Fax: 317/283-4866

Or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

          20. Effect of Headings. The subject headings of the sections of this Lease are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

          21. Force Mature. The obligations of each party shall be suspended to the extent and for the period that performance is prevented by any cause beyoncL its reasonable control; however, any such suspension shall not apply to payments required by Section 3. a. and b. herein. The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons thereof, and the expected duration thereof. Abatement shall end as soon as it is reasonably practicable for the affected party to resume performance.

          22. Governing Law. This Lease shall be governed by and interpreted in accordance with the laws of the State of Utah.

          23. Specific Performance. The terms and obligations contained herein may be specifically enforced.

          24. Construction. This Lease shall be deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to that party.

          25. Severability. Provided that no party is deprived of a material right under this Lease, if any provision of this Lease is held invalid or unenforceable, it is the intent of the parties that all other provisions be construed to remain binding on the parties.

          26. Counterparts. This Lease may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Lease. A telecopy or reproduction of this Lease may be executed by one or more parties hereto, and a copy of this Lease may be delivered by one or more parties hereto by telecopy or similar instantaneous electronic transmission device pursuant to which the signature of, or on behalf of, such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Lease as well as any telecopy or other reproduction thereof.

          27. Entire Agreement. This Lease constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. No amendment or modification of the terms of this Lease shall be binding or effective unless expressed in writing and signed by each party.

          28. Non-waiver. No election or failure to exercise, delay in exercising, or waiver of any right or remedy hereunder on any occasion by either party shall be deemed to be an election or waiver of the same or of any other remedy on the same or any other occasion.

          29. Confidentiality. This Lease, its terms and all communications, documents, data or other information generated as a part of this transaction are strictly confidential. Neither party shall disclose such information to a third person or entity without the consent of the other, except (1) as is essential for bona fide business purposes of which this Lease is a part, or (2) as compelled by legal proceedings.

          30. Successors and Assigns. This Lease shall be binding on the parties
hereto  and  upon  their  respective  heirs,  representatives,   successors  and
permitted assigns.

          IN WITNESS WHEREOF, EARTHCO and Covol have executed this Lease as of the day and year first above written.

EARTHCO

By: /s/ James W. Scott
   ------------------
James W. Scott
Title: President

COVOL TECHNOLOGIES, INC.

By: /s/ Brent M. Cook
   -----------------
  Brent M. Cook
  Title: President

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